Exhibit 10.11

SHARE PURCHASE AND ASSIGNMENT AGREEMENT

between

1.	Vishay Semiconductor GmbH
Theresienstraße 2
74025 Heilbronn, Germany

- hereinafter referred to as “Seller” -

and

2.	WT Sechzigste Verwaltungs GmbH
(in future: Siliconix Holding GmbH)
Wilhelm-Hauff-Str. 2-4
60325 Frankfurt am Main, Germany
(in future: Fraunhofer Str. 1
25524 Itzehoe, Germany)

- hereinafter referred to as “Purchaser” -

Seller and Purchaser are hereinafter jointly also referred to as “Parties” and each as “Party”

Recitals

The Seller is the sole shareholder of Vishay Semiconductor Itzehoe GmbH, a German company with limited liability, registered with the commercial register at the Local Court of Itzehoe under registration number HR B 1547 (hereinafter referred to as the “Company”). The stated share capital of the Company amounts to EUR 5,113,000.00 (in words: Euro five million one hundred thirteen thousand) and consists of one share (hereinafter referred to as the “Share”).

The Seller wishes to sell the Share in the Company to the Purchaser and the Purchaser wishes to acquire such Share. Therefore, the Parties agree as follows:

§ 1

Sale and Assignment of Share

(1)

The Seller hereby sells and assigns the Share in the Company to the Purchaser with effect as of December 31, 2004 24:00 hours / January 1, 2005 0:00 hours (hereinafter referred to as the “Effective Time”) with all rights and obligations including entitlements to dividends for time periods following the Effective Time. For the avoidance of doubt, the Seller shall be entitled to dividends declared for the present business year ending December 31, 2004.

(2)	The Purchaser acquires the Share and accepts the assignment of the Share as of the Effective Time.

§ 2

Purchase Price and Purchase Price Adjustment

(1)

The base purchase price for the Share shall amount to EUR 5,990,551 (in words: Euro five million nine hundred ninety thousand five hundred fifty one) and will become immediately due and payable to the account of the Seller with

                                                            Bank:          Bayerische HypoVereinsbank AG, Landshut
                                                             [Account Numbers Omitted]

(hereinafter referred to as the “Base Purchase Price”).

(2)

The Board of Directors of Siliconix Incorporated, the ultimate parent company of the Purchaser, has engaged American Appraisal to conduct an independent appraisal of the value of the Company.  Such appraisal is presently conducted and is expected to be delivered early in 2005 (hereinafter referred to as the “Appraisal”).

(3)

Upon receipt of the Appraisal both Parties have the right to review with their independent certified public accountants all work papers and supporting documents used to prepare such Appraisal during the succeeding 30 (thirty) days period.

(a)

Each Party shall notify the respective other Party in writing on or before the last day of such period of any good faith objections to the Appraisal including a reasonably specific description and a respective Euro amount of such objection.

	(b)	If neither Parties delivers such notification in due time, the Appraisal shall be deemed to have been accepted by both Parties.

(c)

If either Purchaser or Seller object in good faith to the Appraisal, both Parties and their auditors shall attempt to resolve in good faith any such objections within 15 days following the expiration of the 30 days period.

(d)

If the Seller and the Purchaser together with their respective auditors are unable to resolve the matter within such 15 days period, then Price Waterhouse as arbitrator (Schiedsgutachter) shall make the decision on any remaining good faith objections with final and binding effect on both Parties. Price Waterhouse shall in accordance with Sec. 91 et al of the German Code of Civil Procedure also decide which Party shall bear the costs of this arbitration including without limitation Price Waterhouse’ fees. Both Parties shall cooperate with Price Waterhouse. Price Waterhouse shall be instructed to reach its conclusion regarding the dispute preferably in 30 days of its appointment. Any resolution of Price Waterhouse shall be conclusive and binding on both Parties.

(4)

The Base Purchase Price shall be increased by an amount corresponding to the value ascertained in the Appraisal or in the proceeding described in subsection (3) above less the Base Purchase Price provided that such balance is a positive amount (hereinafter referred to as the “Additional Purchase Price”). For the avoidance of doubt, if the value ascertained in the Appraisal or in the proceeding described in subsection (3) above is less than the Base Purchase Price, the Base Purchase Price shall be the final purchase price without any adjustment or reduction.

(5)

The Additional Purchase Price shall become due and payable to the account designated in subsection (1) above no later than 2 (in words: two) weeks from the day on which the Appraisal has become binding upon the Parties-

§ 3

Encumbrance of Share

The Share has been pledged by the Seller by notarial deed dated December 1, 2003 (roll of deeds of the notary public Dr. Harald Jung, officiating in the district of the Appellate Court of Frankfurt am Main, number 146/2003) to a group of banks lead by Comerica Bank as agent (hereinafter referred to as the “Share Pledge”). Comerica Bank will issue in the form as attached as Annex 4 to this Agreement a release for the Share Pledge.

§ 4

Representations and Warranties

(1)	By way of an independent guarantee within the meaning of Section 311 of the German Civil Code the Seller hereby warrants to the Purchaser:

	(a)	The Company has been validly created and is duly organized as a German company with limited liability.

	(b)	The Share has been validly created, is fully paid up and has not been repaid.

	(c)	The Share is free from liens and encumbrances or any other rights of third parties including silent partnerships except as disclosed in § 3 of this Agreement.

(2)	Except as provided for herein above, the Seller does not give any other warranties or make any further representations.

§ 5

Remedies

(1)

In case of a violation of any of the representations and warranties given in § 4 of this Agreement, the Seller shall put the Purchaser in the position it would be in, if the representation would have been correct and the warranty would not have been violated.

(2)	Sections 249 et al of the German Civil Code shall apply. Damages shall not exceed the aggregate amount of the Base Purchase Price and the Additional Purchase Price.

(3)	Any claims for damages shall become time barred 2 (in words: two) years after the Effective Time.

§ 6

Covenants of Purchaser

(1)

Purchaser is aware that the Seller and the Company had entered into a profit and loss transfer agreement dated July 9, 2002 with effect as of December 31, 2001 24:00 hours / January 1, 2002 0:00 hours and that such agreement was canceled with effect as of the Effective Time by an agreement between the Seller and the Company dated December 20, 2004. The Purchaser undertakes to support implementation of such cancellation including by means of respective shareholders’ resolutions for the Company for time periods after the Effective Time to the extent legally possible and reasonably expectable.

(2)	The Purchaser will hold the Seller free of and harmless from any debts it may incur in connection with such profit and loss transfer agreement for any time periods after the Effective Time.

§ 7

Miscellaneous

(1)	This Agreement shall be governed by and construed in accordance with the laws of Germany excluding international conventions and its provisions on conflict of laws.

(2)	Place of venue for disputes arising out of or in connection with this Agreement shall be with the competent courts of Itzehoe.

(3)	Notices to be given hereunder shall be given to the addresses of the Parties stated above or such other address of which the respective Party has duly notified the other Party.

(4)	This Agreement including this clause may only be amended or waived by written instrument executed by both Parties hereto unless a stricter form is required.

(5)	All costs in connection with the execution of this Agreement including notarial fees shall be borne by the Purchaser. Each Party shall bear the fees of its own advisors.

(6)

Should any provision of this Agreement be or become invalid or unenforceable, the validity or enforceability of the remaining provisions of this Agreement shall not be affected thereby. The Parties shall replace such invalid or unenforceable provision by a suitable and equitable, legally valid and enforceable provision which comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply if the Parties have, by oversight, failed to address a certain matter in this Agreement (Regelungslücke).

Vishay Semiconductor GmbH

Rainer Kropf
Managing Director

WT Sechzigste Verwaltungs GmbH
(in future: Siliconix Holding GmbH)

King Owyang
Managing Director